NEWS RELEASE

846 N. Mart-Way Court, Olathe, Kansas 66061	Phone: 913-647-0158	Fax: 913-647-0132
investorrelations@elecsyscorp.com

FOR IMMEDIATE RELEASE:

ELECSYS CORPORATION REPORTS FIRST QUARTER FINANCIAL RESULTS

Sales grow by 10% and profit doubles

Olathe, Kansas (September 6, 2011) - Elecsys Corporation (NASDAQ: ESYS), a provider of innovative data acquisition systems, machine to machine (M2M) communication technology solutions, and custom electronic equipment for critical industrial applications worldwide, today announced the financial results for its first quarter ended July 31, 2011.

Sales for the quarter were $5,673,000, an increase of 10%, or $491,000, from $5,182,000, in the first quarter of fiscal 2011.

Operating income for the quarter was $389,000, compared to operating income of $246,000 for the same quarter in the prior year.

Net income was $213,000, or $0.05 per diluted share, for the quarter ended July 31, 2011.  For the quarter ended July 31, 2010, net income was $107,000, or $0.03 per diluted share.

Sales of proprietary products and services were $2,363,000 for the quarter ended July 31, 2011, an increase of 11%, or $225,000.  Sales of wireless remote monitoring and secure industrial communication solutions increased almost 30%, or $395,000, from the previous year to $1,733,000 for the current quarter.  The overall increase in sales of remote monitoring equipment and services was driven by the increase in customer orders combined with an increase in recurring data management services.  The Company’s Radix handheld mobile computing and eXtremeTAG RFID solutions reported a decrease in sales compared to the comparable period of the prior fiscal year.

Sales for the Company’s Electronic Design and Manufacturing Services (“EDMS”) business segment grew by 9% to approximately $3,310,000 for the quarter ended July 31, 2011, an increase of $267,000 from $3,043,000 in the prior fiscal year.

The Company expects that sales for its proprietary products will continue to increase as compared to sales reported in each of the comparable quarters of fiscal 2011.  Increases in proprietary product sales will be driven by wireless remote monitoring and secure industrial communication solutions through anticipated strong demand for WatchdogCP, SensorCast, Director and zONeGUARD products.  The Company believes that EDMS sales will grow modestly in the near term based upon the current scheduled orders in backlog, the continued transition of several projects from our design engineering group into production, and the anticipated addition of new EDMS customers.

Total backlog at July 31, 2011 was approximately $5,779,000, a slight increase of $21,000 from a total backlog of $5,758,000 on April 30, 2011.  The increase in backlog was largely due to an increase in EDMS bookings in the quarter offset by a decrease in proprietary product backlog from increased proprietary product shipments.  EDMS orders typically specify several deliveries scheduled over a defined period of time while our proprietary products are usually shipped to the customer soon after orders are received.

Gross margin for the quarter ended July 31, 2011 was approximately 35%, or $2,004,000, versus 34%, or $1,745,000 for the quarter ended July 31, 2010.  The increase in both gross margin percentage and dollars was a function of the overall increase in sales volume, the product mix between proprietary products and EDMS, and improved operating efficiencies due to higher production volumes.

Total selling, general and administrative expenses were approximately $1,615,000 during the quarter ended July 31, 2011 compared with $1,499,000 in the comparable quarter of the prior fiscal year.  The increase of $116,000, or 8%, resulted from increases in research and development costs and sales and marketing expenses.  The increase in research and development costs included investment in engineering development for new products and costs for additional engineering design personnel.  Selling and marketing expenses increased with the addition of a Middle East sales representative, increased commissions due to growing proprietary product sales, and an increase in product support and installation expenses linked to the increased number of proprietary units active in the field.

Karl B. Gemperli, Chief Executive Officer, stated, “We are pleased to report another solid quarter as we progress into fiscal 2012.  Sales grew 10% above the first quarter of last year while increasing margins and lean operations doubled our net income.  Sales of our proprietary wireless remote monitoring, secure industrial communication, and other industrial M2M solutions continued their upward trend as more and more markets embraced this technology.  In addition, the demand for custom electronic assemblies and displays from original equipment manufacturers was strong, relative to last year.”

Gemperli continued, “The recent turmoil in world markets and the tentative nature and tempo of any economic recovery continue to present challenges.  We remain committed to expanding both the breadth of our proprietary product offerings and our presence in the markets we target.  We will continue to invest in product development and new innovative M2M communication solutions that are vital to our technological growth and competitive position.  Our business development and sales initiatives will push to expand applications of our products into new industry segments and grow business opportunities for Elecsys in developing international markets.  Although the economic environment is difficult to predict, we are steadfast in our resolve to continuously build our company and anticipate positive trends in both revenues and earnings during the coming quarters.”

About Elecsys Corporation
Elecsys Corporation provides innovative data acquisition systems, machine to machine (M2M) communication technology solutions, and custom electronic equipment for critical industrial applications worldwide.  The Company’s primary markets include energy production and distribution, agriculture, safety and security systems, water management, aerospace, military, and transportation.  Elecsys proprietary equipment and services encompass rugged remote monitoring, industrial wireless communication, cyber security, mobile computing, and radio frequency identification (RFID) technologies that are deployed wherever high quality and reliability are essential.  Elecsys develops, manufactures, and supports proprietary technology and products for various markets under its Pipeline Watchdog, Radix, eXtremeTAG, SensorCast, Director, zONeGUARD, and DCI brand names.  In addition to its proprietary products, Elecsys designs and manufactures rugged and reliable custom electronic assemblies and integrated liquid crystal displays to multiple original equipment manufacturers in a variety of industries worldwide.  For more information, visit www.elecsyscorp.com.

Safe-Harbor Statement
The discussions set forth in this press release may contain forward-looking comments based on current expectations that involve a number of risks and uncertainties. Actual results could differ materially from those projected or suggested in the forward-looking comments. The difference could be caused by a number of factors, including, but not limited to the factors and conditions that are described in Elecsys Corporation's SEC filings, including the Form 10-K for the year ended April 30, 2011. The reader is cautioned that Elecsys Corporation does not have a policy of updating or revising forward-looking statements and thus he or she should not assume that silence by management of Elecsys Corporation over time means that actual events are bearing out as estimated in such forward-looking statements.

#  #  #

Investor Relations Contact:	Todd A. Daniels
(913) 647-0158, Phone
(913) 982-5766, Fax
investorrelations@elecsyscorp.com

Media Inquiries Contact:	Mary Ann Roe
(913) 647-0158, Phone
(913) 982-5766, Fax
maryann.roe@elecsyscorp.com

Elecsys Corporation and Subsidiary
Consolidated Statements of Operations
(In thousands, except per share data)
(Unaudited)

	Three Months Ended July 31,
	2011	2010
Sales	$5,673	$5,182
Cost of products sold	3,669	3,437
Gross margin	2,004	1,745

Selling, general and administrative expenses:
Research and development expense	342	316
Selling and marketing expense	538	419
General and administrative expense	735	764
Total selling, general and administrative expenses	1,615	1,499

Operating income	389	246

Financial income (expense):
Interest expense	(57)	(77)
Other income (expense), net	--	(7)
	(57)	(84)

Net income before income taxes	332	162

Income tax expense	119	55

Net income	$213	$107

Net income per share information:
Basic	$0.06	$0.03
Diluted	$0.05	$0.03

Weighted average common shares outstanding:
Basic	3,789	3,788
Diluted	3,930	3,894

Elecsys Corporation and Subsidiary
Condensed Consolidated Balance Sheets
(In thousands, except share data)

	July 31, 2011	April 30, 2011
ASSETS	(unaudited)
Current assets:
Cash and cash equivalents	$373	$460
Accounts receivable, net	2,372	2,801
Inventories, net	5,929	5,880
Other current assets	767	731
Total current assets	9,441	9,872

Property and equipment, net	5,495	5,393

Goodwill	1,942	1,942
Intangible assets, net	2,045	2,100
Other assets, net	59	60
Total assets	$18,982	$19,367

LIABILITIES AND STOCKHOLDERS' EQUITY
Current liabilities:
Accounts payable	$1,604	$1,248
Accrued expenses	1,276	1,701
Income taxes payable	24	51
Current maturities of long-term debt	136	134
Total current liabilities	3,040	3,134

Deferred taxes	402	396
Long-term debt, less current maturities	4,425	4,960

Stockholders' equity:
Common stock	38	38
Additional paid-in capital	11,024	10,999
Retained earnings (accumulated deficit)	53	(160)
Total stockholders' equity	11,115	10,877
Total liabilities and stockholders' equity	$18,982	$19,367